Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Fourth Quarter 2021 Financial Results

CHICAGO—(March 22, 2022) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial real estate finance company, today announced its results for the fourth quarter and period ended December 31, 2021.

Anthony Cappell, Chief Executive Officer of Chicago Atlantic, noted, “In the short time since our initial public offering, we have remained laser-focused on growing the loan originations pipeline, putting our capital to work at attractive yields, and building on Chicago Atlantic’s first-mover advantage in the cannabis space. As of last week, we have completed total loan fundings since the IPO of $114.7 million to 13 separate borrowers – nearly half were new relationships – and upsized our credit facility to meet the growing demand for capital in the limited-license states where we focus. The brand our principals have established over the past three years and a well-earned reputation for delivering on our commitments are quickly making us a lender of choice to leading cannabis operators.”

Financial Highlights

●	Net income of approximately $4.4 million in the fourth quarter of 2021, or $0.57 per basic weighted average common share

●	Adjusted Distributable Earnings of approximately $4.6 million in the fourth quarter of 2021, or $0.61 per basic weighted average common share

●	Net income of approximately $9.5 million in 2021 (for the period April 1 to December 31, 2021), or $1.47 per basic weighted average common share

●	Adjusted Distributable Earnings of approximately $9.9 million in 2021 (for the period April 1 to December 31, 2021), or $1.54 per basic weighted average common share

●	Book value per common share of $15.13 as of December 31, 2021

Investment Activity and Portfolio Performance

●	As of December 31, 2021, total loan commitments of approximately $235.1 million ($200.4 million funded, $34.7 million unfunded) across 21 portfolio companies

●	As of March 17, 2022, total loan commitments of approximately $324.2 million ($284.1 million funded, $40.1 million unfunded) across 23 portfolio companies

●	Since the IPO through March 17, 2022, funded a total of approximately $114.7 million, resulting in full deployment of the IPO proceeds

●	The portfolio’s weighted average yield to maturity was approximately 17.3% as of March 17, 2022 compared with approximately 18.6% as of December 31, 2021, and approximately 17.1% as of December 8, 2021, the date of the IPO

Fourth Quarter 2021 Financial Results

●	Total interest income of approximately $5.8 million

●	Total expenses of approximately $1.4 million

●	Net Income of approximately $4.4 million, or $0.57 per basic weighted average common share

●	Adjusted Distributable Earnings of approximately $4.6 million, or $0.61 per basic weighted average common share

2021 Financial Results (For the Period April 1 – December 31, 2021)

●	Total interest income of approximately $10.7 million

●	Total expenses of approximately $1.6 million

●	Net Income of approximately $9.5 million, or $1.47 per basic weighted average common share

●	Adjusted Distributable Earnings of approximately $9.9 million, or $1.54 per basic weighted average common share

Dividends

●	On January 14, 2022, Chicago Atlantic paid a regular quarterly cash dividend of $0.26 per outstanding share of common stock to stockholders of record on December 31, 2021

●	On March 21, 2022, the Board of Directors increased the regular quarterly cash dividend by 53.8% to $0.40 per outstanding share of common stock, payable on April 14, 2022 to common stockholders of record on March 31, 2022

Capital Markets Activity

●	Successfully completed an initial public offering and concurrent private placement in December 2021, and the IPO underwriters partially exercised their over-allotment option in January 2022 for a total of 7,021,550 shares issued, raising approximately $103.7 million in net proceeds. As of March 17, 2022, the Company has 17,752,603 diluted common shares outstanding.

●	Upsized revolving credit facility from $10 million to $45 million on December 16, 2021

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 10:00 a.m. Eastern Time. The number to call for this interactive teleconference is (855) 831-3062 (international callers: (270) 215-9505). A replay of the call will be available through March 29, 2022, by dialing (404) 537-3406 and entering the replay access code, 1377436.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at investors.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its Fourth Quarter 2021 Earnings Supplemental on the Investor Relations page of its website. The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2021 with the Securities and Exchange Commission by March 31, 2022.

Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. Chicago Atlantic intends to elect and qualify to be taxed as a REIT under Section 856 of the Internal Revenue Code of 1986 and is managed by Chicago Atlantic REIT Manager, LLC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For REFI investor relations please contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@REFI.reit

For REFI media relations please contact:

Annie Graf

KCSA Strategic Communications

(786) 390-2644

PR@REFI.reit

Chicago Atlantic Real Estate Finance, Inc.

Consolidated Balance Sheet (Unaudited)

	December 31, 2021	March 31, 2021
Assets
Loans held for investment	$196,984,566	$-
Current expected credit loss reserve	(134,542)	-
Loans held for investment, net	196,850,024	-
Cash	80,248,526	100,000
Interest receivable	197,735	-
Other assets, net	868,022	-
Other receivables	6,148	-
Total Assets	$278,170,455	$100,000
Liabilities
Interest reserve	$6,636,553	$-
Dividend payable	4,537,924	-
Investment payable	1,800,000	-
Management fee payable	905,123	-
Accounts payable and accrued expenses	212,887	-
Total Liabilities	14,092,487	-
Commitments and contingencies

Stockholders' equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 17,453,553 shares issued and outstanding at December 31, 2021	173,551	64
Additional paid-in-capital	264,081,977	99,936
Accumulated earnings (deficit)	(177,560)	-
Total stockholders' equity	264,077,968	100,000

Total liabilities and stockholders' equity	$278,170,455	$100,000

Chicago Atlantic Real Estate Finance, Inc.

Consolidated Statement of Operations (Unaudited)

	Three Months Ended December 31, 2021	For the period from April 1, 2021 to December 31, 2021
Revenues
Interest income	$5,779,304	$10,749,468
Prepayment fee income	-	325,648
Total revenues	5,779,304	11,075,116

Expenses
Management Fees, net	905,123	905,123
General and administrative expense	181,555	195,087
Organizational expense	63,301	167,591
Provision for current expected credit losses	147,949	147,949
Amortization of deferred debt issuance costs	33,943	75,861
Professional fees	57,458	57,458
Stock based compensation	29,611	29,611
Total expenses	1,418,940	1,578,680

Net Income before income taxes	4,360,364	9,496,436
Income tax expense	-	-
Net Income	$4,360,364	$9,496,436

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.57	$1.47
Diluted earnings per common share (in dollars per share)	$0.57	$1.47

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	7,599,597	6,442,865
Diluted weighted average shares of common stock outstanding (in shares)	7,622,067	6,450,383

Non-GAAP Metrics

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (v) provision for current expected credit losses and (vi) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

Chicago Atlantic Real Estate Finance, Inc.

Reconciliation of Distributable Earnings and Adjusted Distributable

Earnings to GAAP Net Income

	Three Months Ended December 31, 2021	For the period from April 1, 2021 to December 31, 2021
Net Income	$4,360,364	$9,496,436
Adjustments to net income
Non-cash equity compensation expense	29,611	29,611
Depreciation and amortization	33,943	75,861
Unrealized (gain), losses, or other non-cash items	-	-
Provision for current expected credit losses	147,949	147,949
One-time events pursuant to changes in GAAP and certain non-cash charges	-	-
Distributable Earnings	$4,571,867	$9,749,857
Adjustments to Distributable Earnings
Certain organizational expenses	63,301	167,591
Adjusted Distributable Earnings	$4,635,168	$9,917,448
Basic weighted average shares of common stock outstanding (in shares)	7,599,597	6,442,865
Adjusted Distributable Earnings per weighted average share	$0.61	$1.54
Diluted weighted average shares of common stock outstanding (in shares)	7,622,067	6,450,383
Adjusted Distributable Earnings per weighted average share	$0.61	$1.54